Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of STRATA Skin Sciences, Inc. and Subsidiary on Amendment No. 1 to Form S-3 on Form S-1 (File No.’s 333-205797 and 333-226296), Form S-3 (File No.’s 333-262150, 333-261090 and 333-258814) and Form S-8 (File No.’s 333-257867) of our report dated March 21, 2022, with respect to our audits of the consolidated financial statements of STRATA Skin Sciences, Inc. and Subsidiary as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of STRATA Skin Sciences, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp
Philadelphia, Pennsylvania
March 21, 2022